                                                                     EXHIBIT 2.2

                        ARTICLES/ CERTIFICATE OF MERGER
                                   BY WHICH

                      Mex Trans Seafood Consulting, Inc.
                             (a Texas corporation)

                           shall merge with and into

                              PCSupport.com, Inc.
                            (a Nevada corporation)

First, the PLAN OF REORGANIZATION AND MERGER FOR CHANGE OF SITUS:

1. That certain PLAN OF REORGANIZATION AND MERGER FOR CHANGE OF SITUS, dated April 5, 1999, is attached hereto and incorporated herein by this reference as though fully set forth herein.

Second, information re Shareholder Action:

2. Shareholder Action is not required, for the reason that the former shareholders and the resulting shareholders are the same without dilution or change, and that the exchange of shares is in effect merely an exchange of situs. (Nevada: NRS 78.454)(Texas: TxBusCop Act Art 5.03).

Third, Corporate Authority:

3. The PLAN OF REORGANIZATION AND MERGER FOR CHANGE OF situs and the performance of the terms of the PLAN OF REORGANIZATION AND MERGER FOR CHANGE OF SITUS, by the each and all of the parties and entities mentioned in the PLAN OF REORGANIZATION AND MERGER FOR CHANGE OF SITUS were duly authorized by all action required by the laws under which each was incorporated or organized and by its constituent documents, to which representation each of the undersigned duly certifies and attests.

Fourth, Significant Provisions:

4. The Texas Corporation declared a 15 to 1 Reverse Split of its common stock, 19,594,100 shares (pre-split) and 1,310,758 (post-reverse split of this day) immediately preceding this merger and change of situs. Accordingly, the conversion of shares shall be made in post-reverse split numbers and amounts:

Fifth, Effective Date:

5. The exchange shall become effective at the earliest date provided or allowed by law, and not later than certification by each applicable State Official of that this document has been accepted for filing and filed.

Sixth Signing:

6. These Articles of Merger and Exchange are signed by the duly authorized Officers of the each applicable entity as follows:


Mex Trans Seafood                     PCSupport.com, Inc.
Consulting, Inc.                      (a Nevada corporation)
(a Texas corporation)

by                             by

/s/ Kirt W. James                         /s/ Kirt W. James
-----------------                         -----------------
Kirt W. James                             Kirt W. James
President, Director                       President, Director


/s/ Kirt W. James                         /s/ Kirt W. James
-----------------                         -----------------
Kirt W. James                             Kirt W. James
Secretary, Director                       Secretary, Director

ARTICLES/CERTIFICATE OF MERGER
Mex Trans Seafood Consulting, Inc.
PCSupport.com, Inc.



                                  Attachment

                       Plan of Reorganization and Merger

                       PLAN OF REORGANIZATION AND MERGER
                              FOR CHANGE OF SITUS
                                   by which
                      Mex Trans Seafood Consulting, Inc.
                             (a Texas corporation)
                           will merge with and into
                              PCSupport.com, Inc.
                            (a Nevada corporation)
            for the purpose of changing the place of incorporation


     This Plan of Reorganization is made effective and dated this day of April 5, 1999, by and between the above referenced corporations, sometimes referred to herein as "the Public Company" and "the Private Company", respectively.

                                 1.  RECITALS

A.   The Parties to this Agreement

     1. MEX TRANS SEAFOOD CONSULTING, INC. ("the Public Company") is a Texas Corporation.

     2. PCSupport.com ("the Private Company") is a Nevada Corporation, having been created (or to be created) on behalf of Mex Trans Seafood Consulting, Inc. for the purpose of changing the place of incorporation from Texas to Nevada.

B.   The Capital of the Parties:

     1. THE CAPITAL OF THE PUBLIC COMPANY consists of 100,000,000 shares of common voting stock of $0.0001 par value authorized, of which 19,594,100 shares (pre-split) and 1,310,758 (post-reverse split of this day) of common stock are issued and outstanding.

     2. THE CAPITAL OF THE PRIVATE COMPANY consists of 5,000,000 shares of common voting stock, and 2,000,000 shares of convertible special voting stock, both of $0.001 par value authorized, of which no shares have been or are issued or outstanding.

C. The Decision to Reorganize to Change Situs: The Parties have resolved, accordingly, to merge and relocated the place of incorporation, by means of the following reorganization, by which the Public Texas Company will merge with and into the Private Company and thereby move to Nevada.

                          II.  PLAN OF REORGANIZATION

A. Change of Situs: The Public Company (Texas) and the Private Company (Nevada) are hereby reorganized for the sole and singular purpose of changing the place of incorporation of Mex Trans Seafood Consulting, Inc.; such that immediately following the Reorganization the Texas Public Company will move to Nevada.

     1. The Public Company: Mex Trans Seafood Consulting, Inc. of Texas will merge with and into and thereafter be PCSupport.com, Inc. of Nevada. The Public Company will retain its corporate personality and status, and will continue its corporate existence uninterrupted, in and through, and only in and through the Nevada Corporation.

     2. CONVERSION OF OUTSTANDING SHARES: Forthwith upon the effective date hereof, each and every one share of stock of the Public Texas Company shall be converted to one share of the Nevada Company. Any such holders of shares may surrender them to the transfer agent for common stock of the Public Texas Company, which transfer agent shall remain and continue as transfer agent for the Nevada Company.

     3. EFFECTIVE DATE: This Plan of Reorganization shall become effective immediately upon approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, the time of such effectiveness being called the effective date hereof.

     4. SURVIVING CORPORATIONS: The Nevada Company shall survive the Reorganization after Reorganization, with the operational history of the Texas Company before the Reorganization, and with the management, duties and relationships to its shareholders unchanged by the Reorganization and with all of its property and with its shareholder list unchanged.

     5. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

     THIS REORGANIZATION AGREEMENT is executed on behalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.

Mex Trans Seafood                     PCSupport.com, Inc.
Consulting, Inc.                      (a Nevada corporation)
(a Texas corporation)

by                             by


/s/ Kirt W. James                         /s/ Kirt W. James
-----------------                         -----------------
Kirt W. James                             Kirt W. James
President, Director                       President, Director

/s/ Kirt W. James                         /s/ Kirt W. James
-----------------                         -----------------
Kirt W. James                             Kirt W. James
Secretary, Director                       Secretary, Director